Exhibit 11
                           THERMO ELECTRON CORPORATION

                        Computation of Earnings per Share


                                                      Three Months Ended
                                                 ----------------------------
                                                     June 29,         July 1,
                                                         1996            1995
   --------------------------------------------------------------------------
   Computation of Fully Diluted Earnings per
     Share:

   Income:
     Net income                                  $ 44,919,000   $ 33,050,000

     Add: Convertible debenture
          interest, net of tax                      5,998,000      3,997,000
                                                 ------------   ------------
     Income applicable to common stock
       assuming full dilution (a)                $ 50,917,000   $ 37,047,000
                                                 ------------   ------------
   Shares:
     Weighted average shares outstanding          140,133,601    125,426,152

     Add: Shares issuable from assumed
          conversion of convertible
          debentures                               33,050,279     31,075,930

          Shares issuable from assumed
          exercise of options (as
          determined by the application
          of the treasury stock method)             2,516,587      1,918,361
                                                 ------------   ------------
     Weighted average shares outstanding,
       as adjusted (b)                            175,700,467    158,420,443
                                                 ------------   ------------
   Fully Diluted Earnings per Share (a) / (b)    $        .29   $        .23
                                                 ============   ============
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                                                                    Exhibit 11
                           THERMO ELECTRON CORPORATION

                  Computation of Earnings per Share (continued)


                                                     Six Months Ended
                                               ----------------------------
                                                   June 29,         July 1,
                                                       1996            1995
   ------------------------------------------------------------------------
   Computation of Fully Diluted Earnings per
     Share:

   Income:
     Net income                                $ 85,942,000    $ 62,734,000

     Add: Convertible debenture
          interest, net of tax                   12,834,000       8,301,000
                                               ------------    ------------

     Income applicable to common stock
       assuming full dilution (a)              $ 98,776,000    $ 71,035,000
                                               ------------    ------------
   Shares:
     Weighted average shares outstanding        136,884,346     123,720,842

     Add: Shares issuable from assumed
          conversion of convertible
          debentures                             36,151,867      32,648,850

          Shares issuable from assumed
          exercise of options (as
          determined by the application
          of the treasury stock method)           2,546,829       1,918,362
                                               ------------    ------------
     Weighted average shares outstanding,
       as adjusted (b)                          175,583,042     158,288,054
                                               ------------    ------------
   Fully Diluted Earnings per Share (a) / (b)  $        .56    $        .45
                                               ============    ============